EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

   Ashton Completes Development of its Initial Online Trading Product for the

                          Financial Securities Industry

PHILADELPHIA, Pennsylvania, April 8, 1997. -- The Ashton Technology Group, Inc. (NASDAQ: ASTN) announced today that its Universal Trading Technologies Corporation (UTTC) subsidiary has completed the development of its initial online trading product for the financial securities industry. The UTTC product is an electronic securities pricing system that standardizes a trading technique, known as the Volume Weighted Average Price (VWAPTM) execution, which is increasingly in demand by institutional investors.

The UTTC (VWAPTM) product provides a superior method for investors to trade at a price that guarantees both buyer and seller mutual price satisfaction by removing the liability of market impact. UTTC also enables institutional investors and financial intermediaries to trade from anywhere on earth in complete anonymity through a proprietary electronic data security system developed by Ashton.

UTTC's first client will be the Philadelphia Stock Exchange (PHLX) which will employ the UTTC system on its equity floor for use by PHLX member firms and their customers. The PHLX has submitted a rule change proposal to the Securities and Exchange Commission (SEC) which, if approved, would allow UTTC to implement a daily Pre-Opening Matching Session for the execution of large size stock orders based on the Volume Weighted Average Price (VWAPTM). This pre-opening session would enable investors to execute large sized orders in exchange-listed securities at a fair price prior to the opening.

Ashton has spent more than five million dollars ($5 million) developing the UTTC system. It uses an open, modular, fault-tolerant architecture plus advanced user interfaces and client-server technology to handle all transactions electronically. The system supports all operational aspects of the trading session from order entry to clearing and settlement of executed trades. The UTTC system is uniquely designed for the highest levels of data security required for online financial products and for expandability to meet the exponential growth in volume as VWAPTM is embraced by the financial community.

The Ashton Technology Group, Inc. specializes in the development and marketing of propriety online transactional systems and state of the art electronic data security including firewall technology, electronic authentication and data encryption. Ashton and its subsidiaries are developing Internet based transaction products to conduct and secure electronic transactions through the World Wide Web.

CONTACT: Investor Relations Department of The Ashton Technology Group, Inc. at The Philadelphia Stock Exchange Building, 1900 Market Street, Suite 701, Philadelphia, PA 19103, Telephone (215) 751-1900, Fax (215) 636-3560.